Exhibit 1A-11

Certified Public Accountants, Cyber Security, and Governance, Risk & Compliance Professionals

April 11, 2024

RE: Consent as Expert Auditor Pursuant to Rule 255

I, Rashellee Herrera, of RNB Capital LLC, hereby consent to the inclusion of my firm's audit report and opinion, dated, April 11, 2024, in the Offering Statement on Form A-1 [File No. 024-12336] to be filed with the Securities and Exchange Commission (SEC) by Azotto Technology, LLC (the "Company").

I acknowledge that I am an expert within the meaning of Rule 255 of the Securities Act of 1933, as amended, and I consent to being named as the auditor of the Company in the Offering Statement referenced above.

I affirm that the audit report and opinion issued by RNB Capital LLC fairly represent our professional judgment based on the audit conducted in accordance with generally accepted auditing standards. I further confirm that I am independent with respect to the Company in accordance with applicable professional standards and regulatory requirements.

This consent is provided solely for the purpose of the Offering Statement referenced above and should not be construed as consent for any other purpose.

Respectfully,

Rashellee Herrera | CPA,CISA,CIA,CFE,CCAE | #AC59042

On behalf of RNB Capital LLC

Sunrise, FL